UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report:  January 25, 2007

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number  001-08123

DELAWARE	36-2675371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 25, 2007, we issued a press release announcing our financial results for our second quarter of fiscal year 2007 ended December 31, 2006.  The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.

In a conference call discussing the press release, management disclosed certain information which may be considered important to certain shareholders.

The loss per share reported for the second quarter of 2007 of $0.06 included restructuring costs within the Intersection Control segment as well as a gain on sale of assets.  The tables to the press release include a reconciliation of these items from the GAAP operating loss to a non-GAAP operating profit.  Excluding these items from the GAAP income before income taxes and applying our historical effective income tax rate of 38%, the earnings per share for the second quarter of 2007 increased to $0.08 from a loss per share of $0.04 for the second quarter of 2006.

Backlog as of December 31, 2006 was $23.4 million, compared to $25.6 million last year primarily due to a decrease in Intersection Control backlog related to our restructuring activities and product line rationalizations. Protect and Direct backlog decreased $1.5 million to $6.7 million.  However, Protect and Direct backlog since December 31 has increased to $8.8 million as of today. For the Inform segment, backlog increased $1.5 million, or 23% from last year, to $8.1 million as of December 31, 2006.

International sales decreased 4%, or $200,000, in the current second quarter to $6.6 million from $6.8 million last year. This was due to decreased sales to Latin America and Asia-Pacific, offset somewhat by increased sales in Canada and the Middle East.  International Sales for the current six month period were $11.0 million, essentially flat with the six month period last year.

We also discussed long-term target operating margins for our segments.  The operating margin for the Protect and Direct segment is targeted to be at least 20% or better.  We target the operating margin for Inform segment to be approximately 13% for fiscal 2007 and a long-term operating margin of 15% to 18%.  Our goal for the Intersection Control segment is to record operating margins of 10% or better in the long-term.

In addition, we expect the results for our third quarter of fiscal 2007 to be comparable to or better than the results for our current second quarter.

A conference call discussing the press release was recorded and is available for replay through Thursday, February 1, 2007 at 12AM.  To access the replay, please call (888) 286-8010 and enter passcode 79192490; the recorded web cast will also be available at “www.quixotecorp.com”.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange

Act of 1934.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts.  Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business.  These risks and uncertainties are discussed in our annual report on Form 10-K for the year ended June 30, 2006 and subsequent quarterly reports on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01               Financial Statements and Exhibits.

The following Exhibits are included herein:

(d)           Exhibits

99            Press Release issued by Quixote Corporation, dated January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	January 25, 2007	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)